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                                                                    EXHIBIT 23.8



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Rent-Way, Inc. and related Joint Proxy Statement/Prospectus of Rent-Way, Inc. for the registration of 10,011,093 shares of its common stock and to the incorporation therein by reference of our reports
(a) dated November 4, 1996, with respect to the financial statements of Action TV & Appliance Rental, Inc. included in the Registration Statement on Form S-4 (No. 333-44451) of Alrenco, Inc. and (b) dated February 11, 1998, with respect to the financial statements of Champion Rentals, Inc. included in its Current Report on Form 8-K/A dated April 16, 1998, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

                                                               ERNST & YOUNG LLP

Dallas, Texas
November 5, 1998